U.S. SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C.  20549

                         FORM 4
        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and address of Reporting Person

W. C. Howlett
Box 326
Herndon, Virginia  22070


2.  Issuer Name and Ticker or Trading Symbol

Williams Industries, Inc.  (WMSI)

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)



4.  Statement for Month/Year

     January/2000

5. If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person to Issuer

X   Director
    Officer - Title -
    10% Owner
    Other

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1.  Title of Security

Williams Industries, Inc. Common Stock

2.  Transaction Date (Month/Year)

     n/a

3.  Transaction Code

    n/a

4.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

    n/a

5.  Amount of Securities Beneficially Owned at End of Month

    71,553, consisting of:

    a. 30,120
    b  41,433

6.  Ownership Form: Direct (D) or Indirect (I)

    a. D
    b. I

7.  Nature of Indirect Beneficial Ownership

    b. 29,433 are owned by Union Iron Company, of which I may be considered control person. The remaining 12,000 shares are owned by Union
       Land & Management Company, a 100% owned subsidiary of the Union Iron Company. I own 17.1% of Union Iron Company.

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Table II
Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Derivative Security

     Options to Buy

2.  Conversion or Exercise Price of Derivative Security

A.    $2.75
B.    $2.75
C.    $3.34

3.  Transaction Date (Month/Year)

A.  5/01/98 option granted
B.  1/22/99 option granted
C.  1/21/00 option granted

4.  Transaction Code

    Code
    n/a

5.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

     n/a

6.  Date Exercisable and Expiration Date (Month/Date/Year)

     A. 5/1/98 and 4/30/03
     B. 1/22/99 and 1/21/04
     C. 1/21/00 and 1/20/05

7.  Title and Amount of Underlying Securities

    Williams Industries, Inc. Common Stock

    Amount or Number of Shares -

     A. 3000 shares
     B. 2500 shares
     C. 2500 shares

8.  Price of Derivative Security

     n/a

9.  Number of Derivative Securities Beneficially Owned at
    End of Month

     3 options as specified above

10. Ownership Form of Derivative Security: Direct (D) or
    Indirect (I)

     D

11. Nature of Indirect Beneficial Ownership

     n/a

Signature

/s/ W. C. Howlett
    W. C. Howlett